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                                                       Washington, DC 20006-1600
                                                       202-778-9000
                                                       Fax 202.778.9100
                                                       www.klng.com

                               September 29, 2006


Forum Funds
Two Portland Square
Portland, Maine 04101

Ladies and Gentlemen:

         We have acted as counsel to Forum Funds, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 195 to the Trust's Registration Statement on Form N-1A (File Nos. 2-67052; 811-3023) (the "Post-Effective Amendment"), registering an indefinite number of shares of beneficial interest for each share class listed on Appendix A of Brown Advisory Growth Equity Fund, Brown Advisory Value Equity Fund, Brown Advisory Small-Cap Growth Fund, Brown Advisory Small-Cap Value Fund, Brown Advisory Real Estate Fund, Brown Advisory International Fund, Brown Advisory Maryland Bond Fund, Brown Advisory Intermediate Income Fund, Brown Advisory Opportunity Fund and Mastrapasqua Growth Fund, each a series of the Trust, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

         You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust Instrument, as amended, the By-laws, as amended, of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:
(1) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (2) when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.

          This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of

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Shares.  We  hereby  consent  to the  filing  of this  opinion  with  the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                  Very truly yours,

                                 /s/ Kirkpatrick & Lockhart Nicholson Graham LLP

                                      -2-
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                                                                      Appendix A



       Name of Series                                   Share Class
Brown Advisory Growth Equity Fund                   Institutional and A
Brown Advisory Value Equity Fund                    Institutional and A
Brown Advisory Small-Cap Growth Fund                Institutional, A and D
Brown Advisory Small-Cap Value Fund                 Institutional and A
Brown Advisory Real Estate Fund                     Institutional
Brown Advisory International Fund                   Institutional
Brown Advisory Maryland Bond Fund                   Institutional
Brown Advisory Intermediate Income Fund             Institutional and A
Brown Advisory Opportunity Fund                     Institutional and A
Mastrapasqua Growth Fund                            Institutional